Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Speed Group Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Share, par value $0.0001 per share	(1)	457(o)	1,437,500	$5.00	$7,187,500.00	0.0001381	$992.59
Fees Previously Paid	Equity	Ordinary Share, par value $0.0001 per share	(2)	457(o)	2,875,000	$5.00	$14,375,000.00	0.0001381	$1,985.19

Total Offering Amounts:							$21,562,500.00		2,977.78
Total Fees Previously Paid:									1,985.19
Total Fee Offsets:									0.00
Net Fee Due:									$992.59

__________________________________________
Offering Note(s)

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).